US Securities and Exchange Commission
Washington, DC 20549

Form 8-K

CURRENT REPORT

1.    PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): January 3, 2002

PERFICIENT, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-15169 (Commission file number)	74-2853258 (IRS Employer Identification No.)
7600-B North Capital of Texas Highway, Suite 340, Austin, Texas 78731 (Address of principal executive offices)

(512) 531-6000
(Issuer's telephone number)

(Former name, former address and former fiscal year, if changed since last report)

ITEM 5. OTHER EVENTS

        We have entered into a Convertible Preferred Stock Purchase Agreement, dated as of December 21, 2001, with a limited number of investors under which we have sold 1,884,000 shares of our Series A Convertible Preferred Stock, par value $0.001 per share, to such investors for a purchase price of $1.00 per share. Each share of Series A Preferred Stock is initially convertible into one share of our common stock, par value $0.001 per share, at the election of the holder. We have also issued Warrants to purchase up to 942,000 shares of our common stock in connection with this sale of Series A Preferred Stock. For every two shares of Series A Preferred Stock purchased by an investor, such investor will also receive a Warrant to purchase one share of our common stock at an initial exercise price of $2.00 per share of common stock.

        Subject to earlier release under certain circumstances, the proceeds from the sale of Series A Preferred Stock as well as the certificates representing the Series A Preferred Stock and the Warrants will remain in escrow subject to the consummation of the Vertecon Merger and the Javelin Merger and the approval of Perficient stockholders sought by the proxy statement (the "Proxy Statement") filed with the SEC on January 17, 2002. If these conditions are not satisfied by April 30, 2002, or if either the Vertecon Merger or Javelin Merger is terminated, all proceeds from the sale of the Series A Preferred Stock will be promptly returned to the investors.

Use of Proceeds

        We intend to use the proceeds from the sale of the Series A Preferred Stock to further accelerate our previously announced acquisition program, strengthen our working capital position and for other corporate purposes.

Description of Series A Preferred Stock

        The following table presents a summary of the material terms of the Series A Preferred Stock. This summary does not purport to be complete and is subject in all respects to the Delaware General

Corporation Law and our Certificate of Incorporation and the Certificate of Rights, Designations and Preferences related to Series A Preferred Stock.

Conversion	At any time following shareholder approval of the issuance of the common stock upon conversion of the Series A Preferred Stock sought by the Proxy Statement, holders of Series A Preferred Stock have the right to convert such shares of Series A Preferred Stock into our common stock. The initial conversion ratio is one-to-one (one share of common stock for each share of Series A Preferred Stock converted), subject to adjustment under certain circumstances. Each of the outstanding shares of Series A Preferred Stock will be automatically converted in the event that the closing price of our common stock on the Nasdaq SmallCap Market is greater than $3.00 for any twenty consecutive trading days or at the election of holders of 50% of the voting power of the Series A Preferred Stock.
Voting
In addition to any other voting rights provided in our certificate of incorporation or as otherwise required by law, holders of Series A Preferred Stock will vote together with holders of common stock on all matters as to which holders of common stock are entitled to vote. Each share of Series A Preferred Stock entitles the holder thereof to one vote for each share of common stock into which such share of Series A Preferred Stock is then convertible.
Dividends
Holders of Series A Preferred Stock are entitled to dividends only upon the liquidation, dissolution or sale of Perficient or the redemption or conversion of the Series A Preferred Stock. Such dividends will accrue and be payable at an annual rate per share equal to $1.00 multiplied by the Prime Rate plus 150 basis points.
Liquidation Preference
In the event of the liquidation, dissolution or winding up of Perficient or the sale of Perficient, holders of Series A Preferred Stock will be entitled to receive $1.00 per share (subject to certain adjustments) plus all unpaid, accrued dividend payments. After payment of the full liquidation preference to the holders of Series A Preferred Stock, any remaining assets of Perficient will be distributed ratably among the holders of Perficient common stock and Series A Preferred Stock. In the event that the assets of Perficient are insufficient to pay the full liquidation preference to the holders of Series A Preferred Stock, the assets of Perficient will be distributed ratably among such holders.
Registration Rights
We have agreed to file a registration statement covering the resale of the shares of common stock issuable upon the conversion of the Series A Preferred Stock (and exercise of the Warrants) within thirty days following the date of the special meeting contemplated by this proxy statement. Our Board of Directors can extend this filing deadline by sixty days under certain circumstances.

Certain Officers and Directors of Perficient have agreed to Purchase Shares of Series A Convertible Preferred Stock

        John T. McDonald, our Chairman and Chief Executive Officer, has purchased 100,000 shares of Series A Preferred Stock. Sam J. Fatigato, our President, Chief Operating Officer and Director, has purchased 50,000 shares of Series A Preferred Stock. Such purchases were made on the same terms as those by non-affiliated investors and, in fact, were a condition to the purchase of the Series A Preferred Stock by the non-affiliated investors.

        David Lundeen, a director of Perficient, is managing member of Watershed-Perficient, LLC which purchased 625,000 shares of Series A Preferred Stock. This purchase was made on the same terms as those by non-affiliated investors.

Approval of the issuance of common stock upon conversion of the Series A Preferred Stock and exercise of the Warrants is assured

        Officers, directors and stockholders of Perficient, owning in the aggregate more than 50% of the issued and outstanding shares of Perficient common stock, have agreed, under voting agreements, to vote their shares in favor of the issuance of the common stock upon conversion of the Series A Preferred Stock and exercise of the Warrants. Accordingly, approval is assured.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(c)
Exhibits

Exhibit No.	Description
Exhibit 4.1.	Certificate of Designation, Rights and Preferences of Series A Preferred Stock. of Perficient, Inc.
Exhibit 4.2.	Form of Common Stock Purchase Warrant.
Exhibit 10.1.	Convertible Stock Purchase Agreement, dated as of December 21, 2001, by and among Perficient, Inc. and the Investors listed on Schedule 1 thereto.
Exhibit 10.2.	Investor Rights Agreement, dated as of January 7, 2002, by and among Perficient, Inc and the holders of the Perficient's Series A Preferred Stock set forth on Exhibit A thereto.

SIGNATURES

        In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PERFICIENT, INC. (Registrant)
/s/ MATTHEW CLARK Matthew Clark Chief Financial Officer
Date: January 17, 2002